EXHIBIT 99.3
                                                                    ------------

THIS RETURN OF CAPITAL, VOTING AND CONVERSION AGREEMENT is made as of the 22nd day of June, 2007.

BETWEEN:


            EDGESTONE CAPITAL EQUITY FUND II-B GP, INC., as agent for EdgeStone Capital Equity Fund II-A, L.P. and its parallel investors, and EDGESTONE CAPITAL EQUITY FUND II NOMINEE, INC., as nominee for EdgeStone Capital Equity Fund II-A, L.P. and its parallel investors

            (collectively, the "SHAREHOLDER")

                                     - and -


            MITEL NETWORKS CORPORATION, a corporation governed by the laws of Canada,

            ("MITEL")

RECITALS:

A. The Shareholder is the beneficial owner of 20,000,000 issued and outstanding Class A convertible preferred shares, Series 1 shares (the "SERIES A SHARES") in the capital of Mitel.

B. The Shareholder is also the holder of a Series 2 warrant (the "SERIES 2 WARRANT") to acquire a certain number of Common Shares determined in accordance with the terms and conditions of the Series 2 Warrant, exercisable upon the occurrence of certain events.

C. Mitel has agreed to acquire indirectly all of the outstanding stock of Inter-Tel (Delaware), Incorporated ("INTER-TEL") (the "MERGER") pursuant to the terms of an agreement and plan of merger between Inter-Tel, Mitel and a subsidiary of Mitel dated April 26, 2007.


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D.    In contemplation of the Merger, Mitel has agreed to return TWENTY MILLION
      Canadian Dollars (CDN$20,000,000) to the Shareholder as a return of capital invested in the Series A Shares by the Shareholder, by way of a reduction of the stated capita] of the SERIES A Shares.

E. In further contemplation of the Merger, Mitel has agreed, subject to receiving the required shareholder approval therefor, to amend the terms and conditions of the Series A Shares to provide that each Series A Share shall be convertible, at the option of the holder thereof, into 0.0008976 of a Class 1 Share (as defined below) and 0.2679946 of a Common Share.

F. In further contemplation of the Merger, and subsequent to the return of capital set forth in Recital D above, the Shareholder has agreed to convert, in accordance with their terms, as amended, the Series A Shares into 17,952 Class 1 convertible preferred shares (the "CLASS 1 SHARES"), such Class 1 Shares to be created by Mitel by the filing of articles of amendment prior to the closing of the Merger, and 5,359,893 Common Shares and Mitel has agreed to issue to the Shareholder an additional 1,048 Class 1 Shares as additional consideration for the Shareholder's agreement to convert its Series A Shares.

G. Also in contemplation of the Merger, the Shareholder and Mitel have agreed to take certain other actions as set forth in this Agreement.

THEREFORE, the parties agree as follows:

1.    DEFINITIONS


Whenever used in this Agreement, the following words and terms have the meanings set out below:

      "AFFILIATE" HAS the meaning set forth in the CANADA BUSINESS CORPORATIONS ACT;

      "AGREEMENT" means this Return of Capital, Voting and Conversion Agreement, including all schedules, and all amendments or restatements, as permitted, and references to "ARTICLE" or "SECTION" mean the specified Article or Section of this Agreement;
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      "ARTICLES" means the articles of amendment to be filed by Mitel prior to the closing of the Merger, which articles of amendment shall, INTER ALIA, amend the TERMS and conditions attaching to the Series A Shares to provide that each Series A Share shall be convertible, at the option of the holder thereof, into 0.0008976 of a Class 1 Share and 0.2679946 of a Common Share;

      "BUSINESS DAY" means any day on which the Canadian chartered banks are open for business in the City of Ottawa, excluding Saturdays and Sundays;

      "CLOSING DATE" has the meaning set forth in Section 2;

      "COMMON SHARES" means the common shares in the capital of Mitel;

      "ENCUMBRANCES" means pledges, liens, charges, security interests, leases, title retention agreements, mortgages, restrictions, developments or similar agreements, easements, rights-of-way, title defects, options or adverse claims, or encumbrances of any kind or character whatsoever; and

      "PARTIES" means the Shareholder and Mitel, collectively, and "Party" means any one of them.

2.    NOTIFICATION OF CLOSING OF THE MERGER

At least ten (10) Business Days prior to the date of closing (the "CLOSING DATE") of the Merger, Mite] shall provide written notice (the "MITEL NOTICE") of such Closing Date to the Shareholder, which notice shall also include reference to the date on or before which the Shareholder is required to deliver, in connection with the Merger, to Mitel the Shareholder's notice of conversion pursuant to the Articles.

3.    RETURN OF CAPITAL

Immediately prior to the Merger, Mitel shall return to the Shareholder an aggregate of TWENTY MILLION Canadian Dollars (CDN$20,000,000) as a return of capital on the Series A Shares held by the Shareholder, by way of a reduction of the stated capital of the Series A Shares. Mitel shall make the return of capital by way of certified cheque drawn in the name of or wire transfer to the account of the Shareholder (without withholding, deduction or set off in any manner
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whatsoever other than any withholding required or expressly permitted by applicable tax law). In the event the Shareholder requires payment of the return of capital by way of wire transfer, the Shareholder shall provide to Mite] in writing its wire transfer coordinates at least three (3) Business Days prior to the Closing Date, together with the coordinates of a contact person at the Shareholder's bank authorized to make the necessary arrangements with regards to such wire transfer.

4.    AGREEMENT TO CONVERT THE SERIES A SHARES

The Shareholder hereby agrees to convert to Class 1 Shares and Common Shares the Series A Shares in accordance with the Articles immediately prior to and conditional upon the closing of the Merger, but subsequent to receipt of the return of capital payment set forth in Section 3, in respect of which conversion the Shareholder shall receive from Mitel 17,952 Class 1 Shares and 5,359,893 Common Shares and Mitel hereby AGREES to issue to the Shareholder, immediately prior to and conditional upon the closing of the Merger, an additional 1,048 Class 1 Shares FREE and clear of all Encumbrances imposed by or through Mite]. At least six (6) Business Days prior to the Closing Date, the Shareholder shall deliver to Mitel a written conversion notice (the "EDGESTONE CONVERSION NOTICE") in accordance with the Articles regarding the conversion of the Series A Shares. The EdgeStone Conversion Notice shall be in the form attached to this Agreement as Schedule "A".

5.    CANCELLATION OF SERIES 2 WARRANT

Immediately prior to and conditional upon the closing of the Merger, the Shareholder shall surrender to Mitel for cancellation the warrant certificate evidencing the Series 2 Warrant. As and from the closing of the Merger, the Shareholder agrees that the Series 2 Warrant, and all of the Shareholder's rights thereunder, shall be terminated in its and their entirety.

6.    FAILURE TO CLOSE THE MERGER

In the event that the closing of the Merger has not occurred within thirty (30) days of the Closing Date referenced in the Mite] Notice, the EdgeStone Conversion Notice delivered in accordance with Section 4 of this Agreement shall be void and of no further effect. Mite] shall forthwith
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                                      -5-

return to the Shareholder the share certificates evidencing the Series A Shares and the warrant certificate evidencing the Series 2 Warrant.

7.    AGREEMENT TO VOTE

The Shareholder hereby agrees to vote (or cause to be voted) the Series A Shares, whether by way of vote, in person or by proxy, at any shareholders meeting or by way of written consent, in favour of, and to take all other actions necessary or desirable to approve the amendment of the articles of Mitel to:

      (a) create a new class of shares in the capital of Mitel, the Class 1 Shares, substantially on the terms and conditions set forth in the draft subscription agreement provided to the Shareholder as Schedule A to the Consent and Waiver executed by the Shareholder on or about the date hereof and to amend the terms and conditions attaching to the Series A Shares as set out in the definition of "Articles" above; and

      (b) after the conversion of the Series A Shares and the repurchase of certain other shares in the capital of Mitel, to delete from the articles the class A convertible preferred shares and class B convertible preferred shares, together with all designated SERIES thereof.

To the extent permitted by law, the Shareholder hereby expressly waives any right of dissent or appraisal under applicable laws with respect to the approvals set forth in paragraphs (a) and (b) of this Section 7.

8.    AGREEMENT TO TERMINATE SHAREHOLDERS AGREEMENT AND REGISTRATION RIGHTS
      AGREEMENT

The Shareholder hereby agrees to terminate, conditional upon the completion by Mitel of its obligations in Sections 3 and 4 of this Agreement and upon the closing of the Merger:

      (a)   the Shareholder's Agreement; and
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                                       -6-


      (b) the Registration Rights Agreement dated as of the 23'd day of April, 2004 among Mitel, the Shareholder and certain other shareholders of Mite] (the "REGISTRATION RIGHTS AGREEMENT"),

in accordance with the terms of each of the Shareholders Agreement and the Registration Rights Agreement. The form of such termination agreement shall be as set forth in Schedule "B" (Termination of Shareholders Agreement and Registration Rights Agreement) attached to this Agreement.

9. AGREEMENT TO ENTER INTO FRANCISCO PARTNERS SHAREHOLDERS AGREEMENT AND REGISTRATION RIGHTS AGREEMENT

As a condition to the Shareholder's obligations pursuant to Sections 4, 7 and 8 of this Agreement, the Shareholder and Mitel hereby agree that the Shareholder shall, on the Closing Date, conditional upon the closing of the Merger, become a party to:

      (a) the shareholders agreement to be entered into by Mitel, Francisco Partners II, L.P. ("FRANCISCO PARTNERS") and certain other investors in Mitel, substantially in the form of agreement attached as Schedule "C" to this Agreement, as a Shareholder (as such term is defined in such shareholders agreement); and

      (b) the registration rights agreement to be entered into by Mite], Francisco Partners and certain other investors in Mitel, substantially in the form of agreement attached as Schedule "D" to this Agreement, as a Holder (as such term is defined in such registration rights agreement).

10.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SHAREHOLDER

The Shareholder represents, warrants and covenants that:


      (a) the Shareholder has the requisite power, authority and capacity to enter into this Agreement (and all other agreements and documents required to be delivered hereunder) on the terms and conditions herein set forth and all necessary corporate action has been or will be taken prior to the Closing Date on the part of the Shareholder to convert the Series A Shares in accordance with this Agreement
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                                      -8-

            and to otherwise comply with all of the Shareholder's obligations pursuant to this Agreement;

      (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of the Shareholder. This Agreement and all documents executed or to be executed by the Shareholder pursuant to this Agreement constitute and will constitute on the Closing Date valid and binding obligations of the Shareholder enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and subject to general principles of equity;

      (c) the execution, delivery, and performance of this Agreement by the Shareholder will not (i) constitute a violation of its articles of incorporation or by-laws, each as amended, (ii) result in the breach of or constitute a default under any material agreement of the Shareholder, or (iii) constitute a violation of any law applicable or relating to it or its businesses;

      (d) no Person, other than Mitel, has any agreement, option or right to purchase or acquire, or capable of becoming an agreement for the purchase or acquisition of the Series 2 Warrant; and

      (e) the Shareholder has good and marketable title to the Series A Shares and the Series 2 Warrant and has the exclusive right to dispose of the Series 2 Warrant. The Series 2 Warrant will be transferred to Mite] free and clear of all Encumbrances.

11.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF MITEL

Mitel hereby represents, warrants and covenants to the Shareholder that:

      (a) Mitel has the requisite power, authority and capacity to enter into this Agreement (and all other agreements and documents required to be delivered hereunder) and to carry out its obligations under this Agreement on the terms and conditions
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                                       -8-

            herein set forth, including the return of capital set forth in
            Section 3 of this Agreement;

      (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Mite]. This Agreement and all documents executed or to be executed by Mite] pursuant to this Agreement constitute and will constitute on the Closing Date valid and binding obligations of Mitel enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and subject to general principles of equity; and

      (c) the execution, delivery, and performance of this Agreement by Mitel (including the return of capital set forth in Section 3 of this Agreement) will not (i) constitute a violation of its articles of incorporation or by-laws, each as amended, (ii) result in the breach of or constitute a default under any material agreement of Mitel, or
            (iii) constitute a violation of any law applicable or relating to it or its businesses.

12.   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

The respective representations, warranties and covenants of the Shareholder and Mite] contained herein shall survive the consummation of the transactions set forth in this Agreement. No investigations made by or on behalf of Mitel or the Shareholder or any of their respective authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by the Shareholder or Mitel, as the case may be, in or pursuant to this Agreement.

13.   POWER OF ATTORNEY

Should the Shareholder, in the opinion of Mite! acting reasonably, fail to convert the Series A Shares in accordance with Section 4, to transfer the Series 2 Warrant to Mitel in accordance with Section 5 or to vote the Series A Shares in accordance with Section 7, or to fulfil any of its other obligations pursuant to this Agreement, then the Secretary of Mite! shall be deemed to be irrevocably appointed as the true and lawful attorney for the Shareholder with authority to do all
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                                      -9-

things and execute and deliver, on behalf of and in the name of the Shareholder, such consents, resolutions, proxies, deeds, transfers, share certificates, resignations or other documents as may be necessary to complete the conversion and sale transactions contemplated herein, and to vote the Series A Shares in accordance with Section 7, and the Shareholder shall have no claim or cause of action against any Party hereto, or against any third party, as a result of the Secretary of Mitel so acting as its attorney, or otherwise in connection with such conversion or sale transaction or vote. Such appointment and power of attorney, being coupled with an interest, shall not be revoked by the insolvency or bankruptcy of the Shareholder and the Shareholder hereby ratifies and confirms and agrees to ratify and confirm all that the Secretary of Mitel may lawfully do or cause to be done by virtue of such appointment and power.

14.   FURTHER ASSURANCES


The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

15.   REMEDIES AND SPECIFIC PERFORMANCE

The rights and remedies OF the Parties under this Agreement are cumulative and are not exclusive of any rights or remedies that the Parties would otherwise have under this Agreement or otherwise. The Shareholder acknowledges that a breach by it of this Agreement would CAUSE Mitel irreparable harm and that money damages are not an adequate remedy FOR violations of this Agreement and, therefore that Mitel may, in its sole discretion, apply to a court for specific performance, injunctive, or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation thereof, and to the extent permitted by applicable law, the Shareholder waives any objection to the imposition of such relief.

16.   NOTICE

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a "NOTICE") shall be in writing and shall be sufficiently
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                                      -10-

given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile ore-mail:

      (a)   in the case of a Notice to the Shareholder at:

            EdgeStone Capital Equity Fund II Nominee, Inc.
            130 King Street West
            Suite 600
            Toronto, Ontario
            M5X 1A6

            Attention: Guthrie Stewart and Sandra Cowan
            Fax: (416) 860-9838
            Email: o

      (b)   IN the case of a Notice to Mitel at:


            Mitel Networks Corporation
            350 Legget Drive
            P.O. Box 13089
            Ottawa, ON K2K 2W7

            Attention:  Steve Spooner
            Fax:        (613) 592-7838
            Email:      steve_spooner@mitel.com

Any Party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this Section.

17.   GENERAL PROVISIONS

      (a) All amounts references herein are references to United States dollars unless otherwise specifically indicated.

      (b) Time is of the essence in the performance of the Parties' respective obligations.

      (c) This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

      (d) This Agreement enures to the benefit of and is binding upon the Parties and their respective successors and assigns.
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                                      -11-


      (e) No amendment, supplement, modification, waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, is binding unless executed in writing by the Party to be bound.

      (f) This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles together constitute one and the same agreement.



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                                      -12-


IN WITNESS OF WHICH the Shareholder and Mitel have executed this Agreement.

                                       EDGESTONE CAPITAL EQUITY FUND
                                       II-B GP, INC., AS AN AGENT FOR EDGESTONE
                                       CAPITAL EQUITY FUND II-A, L.P. AND ITS
                                       PARALLEL INVESTORS

                                       By:
                                          --------------------------------------
                                           Name:
                                           Title:


                                       EDGESTONE CAPITAL EQUITY FUND II NOMINEE,
                                       INC., as nominee for EdgeStone CAPITAL
                                       EQUITY FUND II-A, L.P. AND ITS PARALLEL
                                       INVESTORS

                                       By:
                                          --------------------------------------
                                           Name:
                                           Title:



                 [SIGNATURE PAGE TO EDGESTONE RETURN OF CAPITAL,
                        VOTING AND CONVERSION AGREEMENT]
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                                      -13-





                                       MITEL NETWORKS CORPORATION

                                       By: /s/ Steve Spooner
                                          --------------------------------------
                                           Name: Steve Spooner
                                           Title: Chief Financial Officer








                 [SIGNATURE PAGE TO EDGESTONE RETURN OF CAPITAL,
                        VOTING AND CONVERSION AGREEMENT]

                                  SCHEDULE "A"
                       FORM OF EDGESTONE CONVERSION NOTICE

                          NOTICE OF CONVERSION WHEREAS:

A. Mitel Networks Corporation (the "Corporation") issued Class A Convertible Preferred Shares, Series 1 ("Series A Shares") to EdgeStone Capital Equity Fund II-B GP, Inc., as agent for EdgeStone Capita] Equity Fund II-A, L.P. and its parallel investors, and EdgeStone Capital Equity Fund II Nominee, Inc., as nominee for EdgeStone Capital Equity Fund II-A, L.P. and its parallel investors (the "Holder") on April 23, 2004.

B. In order to effect an optional conversion of the Series A Shares into Class 1 preferred shares (the "Class 1 Shares") and common shares ("Common Shares") in the capital of the Corporation, the Holder must, pursuant to Section o of Schedule A to the Articles of Amendment of the Corporation filed o, 2007 (the "Articles"), deliver this Notice.

NOW THEREFORE:

The Holder hereby elects to convert 20,000,000 Series A Shares held by the Holder into 17,420 Class 1 Shares and 5,359,893 Common Shares pursuant to Section o of Schedule A to the Articles, being the aggregate number of shares required to be delivered by the Corporation pursuant to Section o of Schedule A to the Articles.

The certificate representing the Class 1 Shares and Common Shares to be issued upon conversion shall be registered as follows:

            NAME OF REGISTRANT

            EdgeStone Capital Equity Fund II Nominee, Inc.
            c/o EdgeStone Capital Equity Fund Nominee Inc.
            130 King Street West, Suite 600
            P.O. Box 187 Toronto, Ontario M5X 1A6
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                                      -2-



DATED this           day of          , 2007.




                                       EDGESTONE CAPITAL EQUITY FUND II-B GP,
                                       INC., AS AGENT FOR EDGESTONE CAPITAL
                                       EQUITY FUND II-A, L.P. AND ITS PARALLEL
                                       INVESTORS

                                       By:
                                          --------------------------------------
                                          Name: Guthrie Stewart
                                          Title: Executive Vice President &
                                          Partner


                                       EDGESTONE CAPITAL EQUITY FUND II NOMINEE,
                                       INC., AS NOMINEE FOR EDGESTONE CAPITAL
                                       EQUITY FUND II-A, L.P. AND ITS PARALLEL
                                       INVESTORS

                                       By:
                                          --------------------------------------
                                          Name: Guthrie Stewart
                                          Title: Executive Vice President &
                                          Partner

                                  SCHEDULE "B"
                        FORM OF TERMINATION AGREEMENT OF
                           SHAREHOLDERS AGREEMENT AND
                          REGISTRATION RIGHTS AGREEMENT

                                  SCHEDULE "C"
                FORM OF FRANCISCO PARTNERS SHAREHOLDERS AGREEMENT

                                  SCHEDULE "D"
            FORM OF FRANCISCO PARTNERS REGISTRATION RIGHTS AGREEMENT